Exhibit 1

NOTICE OF COMPULSORY ACQUISITION

THIS DOCUMENT IS IMPORTANT AND
REQUIRES YOUR IMMEDIATE ATTENTION

You are required under the Ontario Business Corporations Act (the “Act”) to send the certificates for your Common Shares of Financial Models Company Inc., c/o Computershare Investor
Services Inc. (the “Depositary”) by no later than 20 days after receiving this notice. If you require further information about this notice, please call Computershare Investor Services Inc. at
1-800-564-6253.

1651943 ONTARIO INC.
OFFER TO PURCHASE ALL OF THE
OUTSTANDING COMMON AND CLASS C SHARES
OF FINANCIAL MODELS COMPANY INC.

NOTICE PURSUANT TO THE PROVISIONS OF SECTION 188 OF THE ONTARIO BUSINESS CORPORATIONS ACT

April 19, 2005

TO:	HOLDERS OF COMMON SHARES OF FINANCIAL MODELS COMPANY INC.

1651943 Ontario Inc. (the “Offeror”), a subsidiary of SS&C Technologies, Inc., made its offer (the “Offer”) dated March 7, 2005 to purchase all of the outstanding common shares (the “Common Shares”) and all of the outstanding class C shares (the “Class C Shares”) of Financial Models Company Inc. (“FMC”) on the basis of Cdn$17.70 in cash for each Common or Class C Share. The Offer expired at 5:00 p.m. (Toronto time) on April 14, 2005.

All of the Class C Shares were tendered to the Offer. Holders of Common Shares holding approximately 99.8% of the Common Shares accepted the Offer. The Offeror has taken up and paid for all Common Shares validly deposited under the Offer.

The Offeror intends to exercise its right under Section 188 of the Act to acquire Common Shares not deposited by shareholders of FMC.

Pursuant to Section 188 of the Act, you are required to elect:

(a)	to transfer your Common Shares to the Offeror care of the Depositary for a purchase price of Cdn$17.70 in cash for each Common Share and otherwise on the terms on which the Offeror acquired the Common Shares of the shareholders of FMC who accepted the Offer; or

(b)	to demand payment of the fair value of your Common Shares by notifying the Offeror within 20 days after the receipt of this notice.

Enclosed with this notice is an election form, which, if completed and returned to the Depositary at the address set forth below in the enclosed envelope, will constitute notice to the Offeror of your election.

If you do not notify the Offeror in accordance with paragraph (b) above, you will be deemed to have elected to transfer your Common Shares to the Offeror on the basis referred to in paragraph (a) above.

You must, in all events and regardless of which alternative set forth in paragraphs (a) and (b) above you elect, within 20 days after receipt of this notice, send all certificates representing your Common Shares to the Depositary, as agent for the Offeror, by hand or by courier, to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1.

If certificates representing Common Shares are sent by mail, it is recommended that you use registered mail. An envelope has been enclosed for your convenience. If the share certificates representing your Common Shares have been lost or destroyed, you may contact the Depositary for information on how to obtain replacement share certificates.

If you elect the alternative set forth in paragraph (a) above, a cheque will be mailed to you after receipt by Computershare from you of:

(i)	the enclosed election form indicating such election; and

(ii)	the share certificate(s) representing your Common Shares.

If you elect to demand payment of the fair value of your Common Shares as contemplated under the alternative set forth in paragraph (b) above, you should deliver the certificate(s) representing your Common Shares and a letter advising the Offeror of your election to the Depositary, by hand or by courier, to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 by no later than 20 days after receiving this notice. In such case, the Offeror will, within 20 days of the sending of this notice, deposit with FMC, an amount equal to the value of all Common Shares not deposited, as if such Common Shares had been transferred pursuant to the alternative set forth in paragraph (a) above, to be held in trust for shareholders of FMC who elect the alternative set forth in paragraph (b) above. The Offeror will then have 20 days from such deposit to apply to a court having jurisdiction for a determination of the fair value of your Common Shares. Failing such application, you will have a further 20 days to apply to a court having jurisdiction for a determination of the fair value of your Common Shares . If you do not apply to a court by that date, you will be deemed to have elected to transfer your Common Shares to the Offeror on the same terms as the Offer and to receive the consideration under the Offer. In that event, upon receipt of the certificate(s) for your Common Shares, Computershare will send you a cheque for the amount to which you are entitled.

Computershare is acting as agent on behalf of the Offeror for the purposes of receiving your election and is acting as agent on behalf of FMC in receiving the certificate(s) for your Common Shares and in making the payments referred to above.

The foregoing is only a summary of provisions of Section 188 of the Act and reference is made to Section 188 of the Act for the full text of the relevant statutory provisions.

Yours very truly, 1651943 ONTARIO INC.
/s/ William C. Stone
William C. Stone
President

ELECTION

TO:	1651943 ONTARIO INC.
C/O	COMPUTERSHARE INVESTOR SERVICES INC.

Reference is made to the notice (the “Notice”) of 1651943 Ontario Inc. (the “Offeror”) dated April 19, 2005 relating to the offer (the “Offer”) dated March 7, 2005 by the Offeror to purchase all of the outstanding common shares (the “Common Shares”) and Class C Shares (the “Class C Shares”) of Financial Models Company Inc. (“FMC”) on the basis of Cdn$17.70 in cash for each Common and Class C Share.

Pursuant to Section 188 of the Ontario Business Corporations Act (the “OBCA”), the undersigned holder of Common Shares hereby elects (check appropriate box):

(a)	☐	To transfer his Common Shares to the Offeror on the terms on which the Offeror acquired the Common Shares of the shareholders of FMC who accepted the Offer.

OR

(b)	☐	To demand payment of the fair value of his Common Shares in accordance with Subsection 188 (2) (c)(ii)of the OBCA, and hereby notifies the Offeror of such election.[1]

DATED this ____day of ________, 2005.

Signature of Holder of Common Shares
Name (Please Print)
Address (Please Print)
Address (Please Print)
S.I.N.

[1]	This or other written notice of election of (b) above must be given to the Offeror by delivery to Computershare Investor Services Inc. by hand or by courier to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 within 20 days of the Notice, failing which the holder will be deemed to have elected (a) above. In such case, the Offeror will, within 20 days of the sending of the Notice, deposit with FMC, an amount equal to the value of all Common Shares not deposited, as if such Common Shares had been transferred pursuant to the alternative set forth in paragraph (a) above. The Offeror will then have 20 days from such deposit to apply to a court having jurisdiction for a determination of the fair value of your Common Shares. Failing such application, you will have a further 20 days to apply to a court having jurisdiction for a determination of the fair value of your Common Shares . If you do not apply to a court by that date, you will be deemed to have elected to transfer your Common Shares to the Offeror on the same terms as the Offer and to receive the consideration under the Offer.